Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 31, 2011

Geomet Inc.

909 Fannin Street

Suite 1850

Houston, Texas 77010

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton, to the incorporation of information contained in our “Appraisal Report as of December 31, 2010 on Certain Properties Owned by GeoMet, Inc. Proved Reserves”, “Appraisal Report as of December 31, 2009 on Certain Properties Owned by GeoMet, Inc. Proved Reserves,” “Appraisal Report as of December 31, 2008 on Certain Properties Owned by GeoMet, Inc. Proved and Probable Reserves,” “Appraisal Report as of December 31, 2007 on Certain Properties Owned by GeoMet, Inc. Proved Reserves,” and “Appraisal Report on Proved Reserves as of December 31, 2006 on Certain Properties Owned by GeoMet, Inc.,” (our Reports), and to references to our Reports in “Part I, Items 1 and 2. Business and Properties,” “Part II, Item 6. Selected Financial Data,” “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Part II, Item 8. Financial Statements and Supplementary Data” in the Annual Report on Form 10-K of Geomet, Inc. for the year ended December 31, 2010 (the 10-K). We also consent to the inclusion of our letter report dated February 15, 2011 in “Part IV, Item 15. Exhibits and Financial Statement Schedules” as “Exhibit 99.1” in the 10-K.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716